Exhibit (11)
                            FLORIDA ROCK INDUSTRIES, INC.
                      COMPUTATION OF EARNINGS PER COMMON SHARE


                                                THREE MONTHS ENDED DECEMBER 31
                                                            1993          1992

   Net income                                          $2,942,000     $ 58,000
   Common shares:
   Weighted average shares out-
   standing during the period                           9,340,952    9,196,184
   Shares issuable under stock
   options which are potentially
   dilutive and affect primary
   earnings per share                                      50,658            -

   Maximum potential shares in-
    cludable in computation of
    primary earnings  per share                         9,391,610    9,196,184

   Additional shares issuable
    under stock options which
    are potentially dilutive
    and affect fully diluted
    earnings per share                                      7,072           -

   Maximum potential shares
    included in computation of
    fully diluted earnings per
    share                                               9,398,682    9,196,184

   Primary earnings (loss) per
    common share                                             $.31         $.01

   Fully diluted earnings
    per common share (a)                                     $.31         $.01


   (a) Fully diluted earnings per common share are not presented on the income statement since the potential effect would have been less than 3% dilutive.